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                                                                    EXHIBIT 99.1

                             [SCI NEWS LETTERHEAD]

FOR IMMEDIATE RELEASE:


                        SERVICE CORPORATION INTERNATIONAL
             ANNOUNCES AGREEMENT TO SELL FRENCH INSURANCE OPERATIONS
                     AND SECOND QUARTER EARNINGS ESTIMATES


HOUSTON, TEXAS, July 10, 2000 . . . Service Corporation International (NYSE:
SRV), the world's largest funeral and cemetery company, announced today it has reached an agreement with Mederic Assurances of France to sell Groupe Auxia, the Company's insurance operations in France. The sale transaction will generate pretax cash proceeds of 517 million French Francs or approximately $75.1 million, which will be used to further reduce the Company's outstanding debt. Additionally, 130 million French Francs or $18.3 million was received from Auxia in the form of a dividend in April 2000.

The sale transaction includes a marketing and distribution agreement with Mederic Assurances and Zurich France. The marketing and distribution agreement will provide the Company the uninterrupted ability as well as enhanced opportunities to continue the sale of prearranged funeral contracts in France. In 1999, Auxia recorded revenues of $69.3 million. The completion of the sale of Auxia to Mederic Assurances is subject to various conditions to closing, including obtaining the approval of French Ministry of Economy and Finance.

Additionally, the Company announced today the sale of its funeral operations in Northern Ireland which generated pretax cash proceeds in excess of $10 million. The sale was effective on July 1 and included businesses which performed approximately 3,000 funeral services per year.

During the first and second quarters of 2000, the Company has focused primarily on increasing cash flow, paying down debt and reducing overhead costs. The sale of Auxia and the


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Company's Northern Ireland funeral operations furthers the Company's progress toward achieving its goal of generating $200 to $300 million in after tax proceeds in 2000 from the sales of financial and non-core operational assets. The after tax proceeds associated with the sale of Auxia and the Company's Northern Ireland operations will be used to further reduce the Company's debt.

Excluding estimated proceeds from the Auxia and Northern Ireland sales transactions, the Company announced today that its total debt outstanding as of June 30, 2000, is already within its year-end 2000 targeted range of $3.6 billion to $3.8 billion. This was achieved through the execution of initiatives resulting in increased cash flows in funeral and cemetery operations, the sale of certain non-core financial assets and the availability of funds obtained through the more efficient use of certain of the Company's funeral and cemetery trusts.

SECOND QUARTER EARNINGS ESTIMATES
The Company also announced today expected diluted earnings per share in the second quarter of 2000 in the range of $.07 to $.10, before extraordinary gains on early extinguishments of debt and other non-recurring charges. These amounts compare to a First Call analyst consensus estimate of $.13 per diluted share.

Factors impacting negatively on expected second quarter earnings include:

o Less than forecasted number of deaths, both internationally and in North America, particularly for the month of April, causing reduced funeral revenues and margins.

o Higher interest expense related to non-core asset divestitures that have not occurred as quickly in 2000 as anticipated, coupled with higher than expected variable interest rates.

o Continued impact from foreign currency devaluations as compared with forecasted rates.



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o    Higher than forecasted costs associated with trust administration activities in North America related to efforts to expedite the receipt of funds due to the Company from certain funeral and cemetery trusts for services provided and products sold.

o Higher than forecasted technology related costs incurred in North America to implement new or upgraded cemetery and funeral software systems.

The Company stated its market share in its worldwide funeral operating markets has essentially remained the same during the second quarter. With the exception of the specific items described above, expenses were generally in line with forecasted levels in the second quarter. The Company remains in compliance with the financial covenants of its debt agreements and continues to work diligently on the sale of other non-core assets. The revised second quarter earnings per share estimates reflected above do not include any impact from Staff Accounting Bulletin No. 101, as amended, "Revenue Recognition in Financial Statements", published by the SEC last December, which the Company is currently expecting to adopt in the fourth quarter of 2000.

The Company expects to release full second quarter results on or around August 8, 2000. On the release date, a conference call will be held by the Company to discuss these results as well as the Company's outlook for the remainder of 2000.

COMMENTING ON THE SALE OF AUXIA AND SECOND QUARTER EARNINGS ESTIMATES, SCI CHAIRMAN AND CHIEF EXECUTIVE OFFICER, R. L. WALTRIP, STATED:
"At the beginning of 2000, we dedicated ourselves to paying down debt, reducing overhead and increasing cash flow. At midyear, we have reduced debt by over $250 million and have reduced total debt to within the range of our $3.6 billion to $3.8 billion year-end 2000 target level. We will continue to aggressively focus on debt reduction and increasing operating free cash flow in the last half of the year as well.

It is important to note our revised second quarter earnings estimates primarily resulted from factors beyond our control, such as fewer number of deaths, higher interest rates and currency


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fluctuations. We continue to maintain our market share in our worldwide funeral markets. Operationally, the roll-out of our Dignity Memorial(TM) national brand of funeral, burial and cremation services is well into its scheduled implementation in North America and being well-received in the communities served by our Company."

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict" that convey the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however, many important factors could cause the Company's actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. Important factors which could cause actual results of the Company to differ materially from those in forward-looking statements include, among others, the following:

1) Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g. marketable security values, as well as currency and interest rate fluctuations) that could negatively affect the Company, particularly but not limited to, levels of interest expense and negative currency translation effects.

2)   Changes in credit relationships impacting the availability of credit.

3) Changes in consumer demand and/or pricing for the Company's products and services caused by several factors, such as changes in local death rates, cremation rates, competitive pressures and local economic conditions.

4) The Company's ability to sell preneed heritage cemetery property which is usually associated with new customers of the Company's cemeteries.

5) The Company's ability to successfully implement ongoing cost reduction initiatives, as well as changes in domestic and international economic, political and/or regulatory environments, which could negatively effect the implementation of the Company's cost reduction initiatives.



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6)   The Company's ability to successfully realize the estimated savings associated with the Company's cost reduction initiatives announced in 1999.

7) The Company's ability to successfully implement certain strategic revenue and marketing initiatives resulting in increased volume through its existing facilities.

8) The Company's ability to successfully implement certain strategic cash flow initiatives, including but not limited to the sale of non-core assets and the previously announced funeral and cemetery consumer financing program, which could improve or generate cash flow for the Company and enhance the Company's ability to reduce debt.

9) Changes in domestic and international political and/or regulatory environments in which the Company operates, including tax and accounting policies.

10) The Company's ability to successfully exploit its substantial purchasing power with certain of the Company's vendors.

The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.

Service Corporation International is the largest provider of death care services in the world. As of March 31, 2000, SCI affiliates operated 3,821 funeral service locations, 525 cemeteries and 198 crematoria in 20 countries on five continents.


For additional information contact:

Debbie E. Fisher - Director / Investor Relations            Tel:  (713) 525-9088
Eric D. Tanzberger - Vice President / Investor Relations    Tel:  (713) 525-7768
                     Assistant Corporate Controller


Other Service Corporation International and press releases are available through Company News On-Call by fax, (800) 758-5804, extension 104532, or at http://www.prnewswire.com or SCI's homepage: http://www.sci-corp.com.




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